UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 24, 2007

Cowlitz Bancorporation (Exact Name of Registrant as specified in its charter)

Washington	0-23881	91 - 529841
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

927 Commerce Ave. Longview, Washington 98632 Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 360-423-9800 Not applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	On January 24, 2007, Cowlitz Bancorporation adopted the 2007 Stock Appreciation Plan pursuant to which the Compensation Committee of the Board of Directors may award stock appreciation rights to directors and officers of the Company. Each stock appreciation right represents the right to receive an amount equal to the excess of the fair market value of a share of the Company’s common stock on a valuation date over the fair market value of a share of the Company’s common stock on the award date. On a valuation date, the excess amount is credited to a bookkeeping account and credited with interest on a monthly basis at the 5-year LIBOR swap rate plus one percent with the rate adjusted quarterly. Stock appreciation rights vest 20% on the date of grant and 20% on each anniversary of the grant with accelerated vesting upon death, disability, a change in control and upon retirement after reaching age 62 while employed with at least five years of service. Unvested rights are forfeited upon termination. Stock appreciation rights automatically convert at 10 years from the date of grant and can be converted into the deemed investment account at any time upon election of the recipient. Stock Appreciation Rights do not have dividend or voting rights or any other rights of the owner of an actual share of common stock. Recipient accounts are distributed upon termination or, if elected by the recipient in advance, a specific distribution date not later than the later of termination or the January following the recipient’s 65th birthday. The following named executive officers received stock appreciation right awards in the amounts indicated pursuant to the Plan: Richard Fitzpatrick--35,000; Ernie Ballou--21,000; Gerald Brickey--14,000; and Donna Gardner--2,000

Item 9.01	Financial Statements and Exhibits.

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Exhibits.
99.1 Stock Appreciation Plan
99.2 Form of Notice of Award under Stock Appreciation Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWLITZ BANCORPORATION
(Registrant)

Date:	January 30, 2007	By:	/s/ Gerald L. Brickey

Gerald L. Brickey, Chief Financial Officer